ATHENE HOLDING LTD. REPORTS
FOURTH QUARTER AND FULL YEAR 2018 RESULTS
PEMBROKE, Bermuda – February 25, 2019 – Athene Holding Ltd. ("Athene") (NYSE: ATH), a leading provider of retirement savings products, today announced financial results for the fourth quarter and full year 2018.
Net loss for the fourth quarter 2018 was $104 million, or $(0.53) per diluted Class A share ("diluted share"), compared to net income for the fourth quarter 2017 of $439 million, or $2.22 per diluted share. The loss was driven by unfavorable changes in reinsurance embedded derivatives due to credit spread widening, as well as unfavorable changes in fixed indexed annuity derivatives due to equity market depreciation. Net income for the full year 2018 was $1.05 billion, or $5.32 per diluted share, compared to net income for the full year 2017 of $1.36 billion, or $6.91 per diluted share.
Adjusted operating income1 for the fourth quarter 2018 was $240 million, or $1.23 per adjusted operating share, compared to adjusted operating income for the fourth quarter 2017 of $313 million, or $1.60 per adjusted operating share. The decrease from the prior year quarter was primarily driven by higher other liability costs resulting from equity market depreciation. Adjusted operating income for the full year 2018 was $1.14 billion, or $5.82 per adjusted operating share, compared to adjusted operating income for the full year 2017 of $1.06 billion, or $5.39 per adjusted operating share.

Highlights

•	ROE of 12.1%, Retirement Services adjusted operating ROE of 18.4%, and Consolidated adjusted operating ROE of 13.9% for the full year ended December 31, 2018

•	Book value per share of $42.45, a decrease of 9% for the year-over-year period ended December 31, 2018

•	Adjusted book value per share of $45.59, an increase of 19% for the year-over-year period ended December 31, 2018

•	Closed previously announced block reinsurance transaction with Lincoln Financial Group totaling $7.9 billion of liabilities, effective October 1, 2018

•	Total Deposits of $13.0 billion and $40.2 billion for the quarter and year ended December 31, 2018, respectively

◦	Organic deposits of $5.2 billion and $13.2 billion for the quarter and year ended December 31, 2018, respectively

◦	Inorganic deposits of $7.9 billion and $27.0 billion for the quarter and year ended December 31, 2018, respectively

•	Ranked #2 carrier in fixed indexed annuity ("FIA") sales for the two years ended September 30, 2018[2]

•	ALRe RBC of 405%[3] and U.S. RBC of 421%, as of December 31, 2018

•	Repurchased $147 million of common stock from December 10, 2018 through February 22, 2019

"In 2018, we continued our disciplined strategy of capital stewardship and opportunistic deployment,” said Jim Belardi, CEO of Athene. “We grew invested assets by more than 45%4, marking 2018 as a year of acceleration for Athene. Our multi-channel distribution model generated record organic growth of more than $13 billion, and this was complemented by closing two inorganic transactions in a calendar year for the first time in our history, totaling an additional $27 billion. Importantly, we underwrote this new business to the same high return standards we have historically."

Mr. Belardi continued, “We see an abundance of opportunity in front of us and we will continue to judiciously allocate capital in order to build long-term shareholder value. In the current environment, it’s clear the market has not properly valued the growing earnings power of our business, so we commenced opportunistic share repurchases totaling $147 million. Since these repurchases were executed at an average share price in line with our initial public offering price more than two years ago, when the size and earnings profile of Athene was significantly less than it is today, we believe this method of capital deployment will prove very accretive. As we look ahead to

2019, we will continue to benchmark all potential uses of capital — including share repurchases, bolstering for ratings upgrades, growth initiatives, and asset trades — against the risk return profile they present for our shareholders.”

1 This news release references certain Non-GAAP measures. See Non-GAAP Measures for additional discussion.
2 Ranking as of September 30, 2018 per LIMRA data.
3 ALRe RBC ratio is used in evaluating our capital position and the amount of capital needed to support our Retirement Services segment, and is calculated by applying the NAIC RBC factors in effect as of December 31, 2018 to the statutory financial statements of ALRe and its non-U.S. reinsurance subsidiary, on an aggregate basis.
4 Total invested assets, excluding Germany.

Fourth Quarter 2018 Results
Net loss for the fourth quarter 2018 was $104 million, a decrease of $543 million from the fourth quarter 2017, driven by unfavorable changes in reinsurance embedded derivatives and the change in FIA derivatives. Reinsurance embedded derivatives were negatively impacted by credit spread widening in the underlying assets. The change in reinsurance embedded derivatives reflects the change in fair value of assets backing reinsured liabilities and is included in GAAP net income, while the change in fair value of assets backing directly written liabilities is reflected in all other comprehensive income. The unfavorable change in FIA derivatives compared to the prior year quarter was driven by equity market depreciation.
Adjusted operating income for the fourth quarter 2018 was $240 million, a decrease of $73 million, or 23%, from the fourth quarter 2017. Adjusted operating income, excluding notable items, was $293 million, an increase of $61 million, or 26%, from the prior year quarter, driven by higher investment income. The increase in investment income was driven by invested asset growth, reflecting the reinsured Voya and Lincoln assets and strong organic deposits, and increased floating rate investment income. Partially offsetting this increase was a higher cost of crediting driven by block growth, including the reinsured Voya and Lincoln liabilities, and higher hedging costs from increased option costs; as well as higher other liability costs due to block growth.
Full Year 2018 Results
Net income for the full year 2018 was $1.05 billion, a decrease of $305 million, or 22%, from the full year 2017. The decrease was driven primarily by unfavorable reinsurance embedded derivatives due to credit spread widening.
Adjusted operating income for the full year 2018 was $1.14 billion, an increase of $85 million, or 8%, over the prior year. Adjusted operating income, excluding notable items, was $1.17 billion, an increase of $254 million, or 28%, from the prior year, driven by higher spread income and lower expense ratios as a result of growth in the business. The increase in spread income was primarily due to invested asset growth, increased floating rate investment income, and higher alternative investment income. Partially offsetting this increase was higher other liability costs due to growth in the block and equity market depreciation primarily in the fourth quarter of 2018.
Deposit Highlights
For the fourth quarter 2018, Athene generated organic deposits of $5.2 billion, an increase of 47% compared to the fourth quarter 2017. For the full year 2018, organic deposits were $13.2 billion, an increase of 15% compared to the full year 2017. The liabilities supporting these deposits were underwritten to the same return standards as previously generated business.
Retail: Athene generated $2.0 billion of new deposits in the fourth quarter 2018, up 57% from the prior year quarter, driven by the introduction of new products and expansion in the Financial Institutions channel. For the full year 2018, new deposits were $7.5 billion, an increase of $2.2 billion from the prior year.
Flow Reinsurance: In the fourth quarter 2018, Athene generated $1.1 billion of new deposits, up 272% from the prior year quarter, driven by the addition of new counterparties. For the full year 2018, deposits were $2.4 billion, an increase of $1.5 billion from the prior year.
Institutional: In the fourth quarter 2018, Athene generated $2.0 billion of new deposits from three pension risk transfer transactions totaling $1.8 billion and two funding agreements totaling $225 million. For the full year 2018, institutional deposits were $3.2 billion, comprised of $2.6 billion of pension risk transfer and $650 million of funding agreements.
Selected Results

	As of and for the three months ended December 31,		As of and for the twelve months ended December 31,
(In millions, except percentages and per share data)	2018	2017	2018	2017
Organic deposits	$5,164	$3,513	$13,196	$11,481
Inorganic deposits	7,878	—	26,982	—
Total deposits	13,042	3,513	40,178	11,481
Investments, including related parties	107,632	84,379	107,632	84,379
Invested assets	111,034	82,298	111,034	82,298
Debt to capital ratio[1]	10.7%	—%	10.7%	—%
Adjusted debt to capital ratio[1]	10.1%	—%	10.1%	—%
Book value per share	$42.45	$46.60	$42.45	$46.60
Adjusted book value per share[2]	$45.59	$38.43	$45.59	$38.43
Common shares outstanding[3]	195.0	196.9	195.0	196.9
Adjusted operating common shares outstanding[4]	193.5	196.9	193.5	196.9
Total shareholders' equity	$8,276	$9,176	$8,276	$9,176
Adjusted shareholders' equity	8,823	7,566	8,823	7,566
ROE	(4.8)%	19.7%	12.1%	16.9%
Adjusted ROE	(2.7)%	23.7%	15.7%	18.0%
Adjusted operating ROE	10.8%	16.8%	13.9%	15.1%

Retirement Services
Adjusted operating income	$296	$287	$1,201	$1,038
Adjusted operating ROE	16.0%	22.1%	18.4%	21.5%
Investment margin on deferred annuities	2.57%	2.70%	2.65%	2.82%
Note: Prior period financial results have been revised to reflect immaterial adjustments. For further information, please refer to Financial Statement Revisions.
1 In January 2018, we issued $1.0 billion of senior unsecured debt.
2 Adjusted book value per share is calculated as ending adjusted shareholders' equity divided by adjusted operating common shares outstanding.
3 Represents common shares outstanding for all classes eligible to participate in dividends for each period presented. Utilized for the book value per share calculation.
4 Adjusted operating common shares outstanding assumes conversion or settlement of all outstanding items that are able to be converted to or settled in Class A common shares, including the impacts of Class B common shares outstanding on a one-for-one basis, the impacts of all Class M common shares outstanding net of the conversion price and any other stock-based awards outstanding, but excluding any awards for which the exercise or conversion price exceeds the market value of Class A common shares on the applicable measurement date. Our Class B common shares are economically equivalent to Class A common shares and can be converted to Class A common shares on a one-for-one basis at any time. Our Class M common shares are in the legal form of shares but economically function as options as they are convertible into Class A shares after vesting and settlement of the conversion price. We believe this non-GAAP measure is an appropriate economic representation of our share counts for use in an economic view of book value metrics.

	Three months ended December 31,		Years ended December 31,
(In millions, except per share data)	2018	2017	2018	2017
Net income	$(104)	$439	$1,053	$1,358
Non-operating adjustments
Investment gains (losses), net of offsets	(114)	59	(274)	199
Change in fair values of derivatives and embedded derivatives – FIAs, net of offsets	(288)	105	242	230
Integration, restructuring and other non-operating expenses	(4)	(34)	(22)	(68)
Stock compensation expense	(3)	(3)	(11)	(33)
Income tax (expense) benefit – non-operating	65	(1)	(22)	(25)
Less: Total non-operating adjustments	(344)	126	(87)	303
Adjusted operating income	$240	$313	$1,140	$1,055

Adjusted operating income by segment
Retirement Services	$296	$287	$1,201	$1,038
Corporate and Other	(56)	26	(61)	17
Adjusted operating income	$240	$313	$1,140	$1,055

Earnings per share – basic[1]	$(0.53)	$2.23	$5.34	$6.95
Earnings per share – diluted Class A2	$(0.53)	$2.22	$5.32	$6.91
Adjusted operating earnings per share[3]	$1.23	$1.60	$5.82	$5.39
Weighted average shares outstanding – basic[1]	197.1	196.7	197.1	195.3
Weighted average shares outstanding – diluted Class A2	164.2	126.4	161.1	111.0
Weighted average shares outstanding – adjusted operating[3]	195.5	196.1	195.9	195.9

	Three months ended December 31,		Years ended December 31,
(In millions)	2018	2017	2018	2017
Notable items
Retirement Services adjusted operating income	$296	$287	$1,201	$1,038
Rider reserve and DAC equity market performance	58	(55)	21	(152)
Proceeds from bond previously written down	—	—	—	(14)
Unlocking	—	—	13	20
Tax impact of notable items	(5)	4	(3)	10
Retirement Services notable items	53	(51)	31	(136)
Retirement Services adjusted operating income excluding notable items	349	236	1,232	902

Corporate and Other adjusted operating income (loss)	(56)	26	(61)	17
Germany adjusted operating loss, net of tax	—	(30)	—	(2)
Corporate and Other adjusted operating income (loss) excluding notable items	(56)	(4)	(61)	15
Adjusted operating income excluding notable items	$293	$232	$1,171	$917

Note: Prior period financial results have been revised to reflect immaterial adjustments. For further information, please refer to Financial Statement Revisions.
1 Basic earnings per share, including basic weighted average shares outstanding includes all classes eligible to participate in dividends for each period presented.
2 Diluted earnings per share on a GAAP basis for Class A common shares, including diluted Class A weighted average shares outstanding, includes the dilutive impacts, if any, of Class B common shares, Class M common shares and any other stock-based awards. Such dilutive securities totaled 0 weighted average shares for the quarter. Diluted earnings per share on a GAAP basis for Class A common shares are based on allocated net income of $(87) million (84% of net income) and $281 million (64% of net income) for the three months ended December 31, 2018 and 2017, respectively. Diluted earnings per share on a GAAP basis for Class A common shares are based on allocated net income of $857 million (81% of net income) and $767 million (56% of net income) for the years ended December 31, 2018 and 2017, respectively.
3 Weighted average shares outstanding – adjusted operating assumes conversion or settlement of all outstanding items that are able to be converted to or settled in Class A common shares, including the impacts of Class B common shares on a one-for-one basis, the impacts of all Class M common shares net of the conversion price and any other stock-based awards, but excluding any awards for which the exercise or conversion price exceeds the market value of Class A common shares on the applicable measurement date. Our Class B common shares are economically equivalent to Class A common shares and can be converted to Class A common shares on a one-for-one basis at any time. Our Class M common shares are in the legal form of shares but economically function as options as they are convertible into Class A shares after vesting and settlement of the conversion price. In calculating Class A diluted earnings per share on a GAAP basis, we are required to apply sequencing rules to determine the dilutive impacts, if any, of our Class B common shares, Class M common shares and any other stock-based awards. To the extent our Class B common shares, Class M common shares and/or any other stock-based awards are not dilutive they are excluded. We believe this non-GAAP measure is an appropriate economic representation of our share counts for use in an economic view of adjusted operating earnings per share.

Segment Results
Retirement Services

Fourth Quarter 2018 Results
For the fourth quarter 2018, Retirement Services adjusted operating income was $296 million, an increase of $9 million, or 3%, from the fourth quarter 2017. Adjusted operating income, excluding notable items, was $349 million, an increase of $113 million, or 48%, from the prior year quarter, resulting in an adjusted operating ROE of 18.8%. The increase was primarily driven by growth in investment income of $402 million resulting from invested asset growth, reflecting the reinsured Voya and Lincoln assets and strong organic deposits; increased floating rate investment income of $28 million; and strong alternative investment performance. Partially offsetting this increase was a higher cost of crediting driven by block growth, including the reinsured Voya and Lincoln liabilities, and higher option costs.
Notable items for the fourth quarter 2018 included $58 million of unfavorable rider reserves and DAC amortization primarily due to equity market depreciation. In the fourth quarter 2017, notable items included a $55 million benefit from equity market outperformance.
Investment margin on deferred annuities was 2.57% for the fourth quarter 2018, a decrease of 13 basis points from the prior year quarter.
The net investment earned rate was 4.57% for the fourth quarter 2018, in line with the prior year quarter. The earned rate in the fourth quarter 2018 benefited from higher floating rate investment income, partially offset by lower yields on the reinsured Voya and Lincoln assets. Alternative investments returned 11.00% in the fourth quarter 2018, compared to 7.92% in the prior year quarter, reflecting strong performance primarily from both MidCap and AmeriHome.
Cost of crediting was 2.00% for the fourth quarter 2018, an increase of 13 basis points compared to the prior year quarter, primarily driven by higher option costs as well as higher crediting rates on the reinsured Voya and Lincoln liabilities.
Full Year 2018 Results
For the full year 2018, Retirement Services adjusted operating income was $1.2 billion, an increase of $163 million, or 16%, from the full year 2017. Retirement Services adjusted operating income, excluding notable items, was $1.2 billion, an increase of $330 million, or 37%, from the prior year quarter, resulting in an adjusted operating ROE of 18.8%. The increase was driven by higher net investment income, partially offset by an increase in cost of crediting and other liability costs.
In 2018, net investment income increased primarily due to invested asset growth, reflecting the reinsured Voya and Lincoln assets, strong organic deposits as well as increased floating rate investment income due to higher short-term interest rates. Cost of crediting increased due to block growth and higher option costs. Other liability costs were higher due to growth in the block, including the reinsured Voya and Lincoln liabilities and unfavorable equity market performance.
Investment margin on deferred annuities was 2.65% for the full year 2018, a decrease of 17 basis points from the prior year.
The net investment earned rate was 4.60% for the full year 2018, a decrease of 10 basis points from the prior year, primarily due to lower returns on the assets from the Voya and Lincoln transactions. The full year 2018 net investment earned rate reflects a 4.36% return for fixed income and other, and an 11.15% return for alternatives. Fixed income and other investment income benefited from $113 million of additional floating rate investment income. Alternative income was primarily driven by higher income from both MidCap and AmeriHome.
Cost of crediting was 1.95% for the full year 2018, an increase of 7 basis points compared to the prior year, as a result of higher option costs as well as higher crediting rates on the reinsured Voya and Lincoln liabilities.

Corporate and Other

Fourth Quarter 2018 Results
In the fourth quarter 2018, Corporate and Other had an adjusted operating loss of $56 million primarily driven by lower alternative investment income related to the unrealized mark-to-market decline of two public equity investments. In the fourth quarter 2017, adjusted operating income was $26 million driven by $30 million of adjusted operating income in our previously consolidated German subsidiary.
Full Year 2018 Results
For the full year 2018, Corporate and Other had an adjusted operating loss of $61 million, as compared to adjusted operating income of $17 million for the full year 2017. The decrease was driven by lower alternative investment income related to public equity market depreciation and debt costs.
Share Repurchase Activity
From December 10, 2018 through February 22, 2019, Athene repurchased 3.7 million shares of its common stock for $147 million under a previously announced share repurchase program. During this period, shares were purchased at an average cost of $40.20 per share. This activity includes 2.5 million shares repurchased during the fourth quarter of 2018 for $100 million.
Conference Call Information
Athene will host a conference call on Tuesday, February 26, 2019 at 10 a.m. ET. During the call, members of Athene's senior management team will review Athene's financial results for the fourth quarter and full year ended December 31, 2018. This press release and the fourth quarter and full year 2018 earnings presentation and financial supplement will be posted to Athene’s website at ir.athene.com.

•	Live conference call: Toll-free at 1-866-901-0811 (domestic) or 1-346-354-0810 (international)

•	Conference call replay available through March 13, 2019 at 1-800-585-8367 (domestic) or 1-404-537-3406 (international)

•	Conference ID number: 5463597

•	Live and archived webcast available at ir.athene.com

Investor Relations Contact:	Media Contact:
Noah Gunn	Karen Lynn
+1 441-279-8534	+1 441-279-8460
+1 646-768-7309	+1 515-342-3910
ngunn@athene.com	klynn@athene.com
About Athene Holding Ltd.
Athene, through its subsidiaries, is a leading retirement services company that issues, reinsures and acquires retirement savings products designed for the increasing number of individuals and institutions seeking to fund retirement needs. The products offered by Athene include:

•	Retail fixed and fixed indexed annuity products;

•	Reinsurance arrangements with third-party annuity providers; and

•	Institutional products, such as funding agreements and group annuity contracts related to pension risk transfers.

Athene had total assets of $125.5 billion as of December 31, 2018. Athene's principal subsidiaries include Athene Annuity & Life Assurance Company, a Delaware-domiciled insurance company, Athene Annuity and Life Company, an Iowa-domiciled insurance company, Athene Annuity & Life Assurance Company of New York, a New York-domiciled insurance company and Athene Life Re Ltd., a Bermuda-domiciled reinsurer.
Further information about our companies can be found at www.athene.com.
Non-GAAP Measures
In addition to our results presented in accordance with GAAP, we present certain financial information that includes non-GAAP measures. Management believes the use of these non-GAAP measures, together with the relevant GAAP measures, provides information that may enhance an investor’s understanding of our results of operations and the underlying profitability drivers of our business. The majority of these non-GAAP measures are intended to remove from the results of operations the impact of market volatility (other than with respect to alternative investments) as well as integration, restructuring and certain other expenses which are not part of our underlying profitability drivers, as such items fluctuate from period to period in a manner inconsistent with these drivers. These measures should be considered supplementary to our results in accordance with GAAP and should not be viewed as a substitute for the corresponding GAAP measures. See Non-GAAP Measure Reconciliations for the appropriate reconciliations to the corresponding GAAP measures.

Adjusted operating income is a non-GAAP measure used to evaluate our financial performance excluding market volatility and expenses related to integration, restructuring, stock compensation, and other expenses. Our adjusted operating income equals net income adjusted to eliminate the impact of the following (collectively, the “non-operating adjustments”):

•	Investment Gains (Losses), Net of Offsets

•	Change in Fair Values of Derivatives and Embedded Derivatives – FIAs, Net of Offsets

•	Integration, Restructuring, and Other Non-operating Expenses

•	Stock Compensation Expense

•	Bargain Purchase Gain

•	Income Tax (Expense) Benefit – Non-operating

We consider these non-operating adjustments to be meaningful adjustments to net income for the reasons discussed in greater detail above. Accordingly, we believe using a measure which excludes the impact of these items is useful in analyzing our business performance and the trends in our results of operations. Together with net income, we believe adjusted operating income, provides a meaningful financial metric that helps investors understand our underlying results and profitability. Adjusted operating income should not be used as a substitute for net income.

Adjusted ROE, adjusted operating ROE and adjusted net income are non-GAAP measures used to evaluate our financial performance excluding the impacts of AOCI and funds withheld and modco reinsurance unrealized gains and losses, in each case net of DAC, DSI, rider reserve and tax offsets. Adjusted ROE is calculated as adjusted net income, divided by average adjusted shareholders’ equity. Adjusted shareholders’ equity is calculated as the ending shareholders’ equity excluding AOCI and funds withheld and modco reinsurance unrealized gains and losses. Adjusted operating ROE is calculated as the adjusted operating income, divided by average adjusted shareholders’ equity. Adjusted net income is calculated as net income excluding funds withheld and modco reinsurance unrealized gains and losses, net of DAC, DSI, rider reserve and tax offsets. These adjustments fluctuate period to period in a manner inconsistent with our underlying profitability drivers as the majority of such fluctuation is related to the market volatility of the unrealized gains and losses associated with our AFS securities. Except with respect to reinvestment activity relating to acquired blocks of businesses, we typically buy and hold AFS investments to maturity throughout the duration of market fluctuations, therefore, the period-over-period impacts in unrealized gains and losses are not necessarily indicative of current operating fundamentals or future performance. Accordingly, we believe using measures which exclude AOCI and funds withheld and modco reinsurance unrealized gains and losses are useful in analyzing trends in our operating results. To enhance the ability to analyze these measures across periods, interim periods are annualized. Adjusted ROE, adjusted operating ROE and adjusted net income should not be used as a substitute for ROE and net income. However, we believe the adjustments to equity are significant to gaining an understanding of our overall financial performance.

Adjusted operating earnings per share, weighted average shares outstanding – adjusted operating and adjusted book value per share are non-GAAP measures used to evaluate our financial performance and financial condition. The non-GAAP measures adjust the number of shares included in the corresponding GAAP measures to reflect the conversion or settlement of all shares and other stock-based awards outstanding. We believe using these measures represents an economic view of our share counts and provides a simplified and consistent view of our outstanding shares. Adjusted operating earnings per share is calculated as the adjusted operating income, over the weighted average shares outstanding – adjusted operating. Adjusted book value per share is calculated as the adjusted shareholders’ equity divided by the adjusted operating common shares outstanding. Our Class B common shares are economically equivalent to Class A common shares and can be converted to Class A common shares on a one-for-one basis at any time. Our Class M common shares are in the legal form of shares but economically function as options as they are convertible into Class A shares after vesting and payment of the conversion price. In calculating Class A diluted earnings per share on a GAAP basis, we are required to apply sequencing rules to determine the dilutive impacts, if any, of our Class B common shares, Class M common shares and any other stock-based awards. To the extent our Class B common shares, Class M common shares and/or any other stock-based awards are not dilutive, after considering the dilutive effects of the more dilutive securities in the sequence, they are excluded. Weighted average shares outstanding – adjusted operating and adjusted operating common shares outstanding assume conversion or settlement of all outstanding items that are able to be converted to or settled in Class A common shares, including the impacts of Class B common shares on a one-for-one basis, the impacts of all Class M common shares net of the conversion price and any other stock-based awards, but excluding any awards for which the exercise or conversion price exceeds the market value of our Class A common shares on the applicable measurement date. For certain historical periods, Class M shares were not included due to issuance restrictions which were contingent upon our IPO. Adjusted operating earnings per share, weighted average shares outstanding – adjusted operating and adjusted book value per share should not be used as a substitute for basic earnings per share – Class A common shares, basic weighted average shares outstanding – Class A or book value per share. However, we believe the adjustments to the shares and equity are significant to gaining an understanding of our overall results of operations and financial condition.

Adjusted debt to capital ratio is a non-GAAP measure used to evaluate our capital structure excluding the impacts of AOCI and funds withheld and modco reinsurance unrealized gains and losses, net of DAC, DSI, rider reserve and tax offsets. Adjusted debt to capital ratio is calculated as total debt excluding consolidated Variable Interest Entities (VIEs) divided by adjusted shareholders’ equity. Adjusted debt to capital ratio should not be used as a substitute for the debt to capital ratio. However, we believe the adjustments to total debt and shareholders’ equity are significant to gaining an understanding of our capitalization, debt utilization, and debt capacity.

Investment margin is a key measurement of the financial health of our Retirement Services core deferred annuities. Investment margin on our deferred annuities is generated from the excess of our net investment earned rate over the cost of crediting to our policyholders. Net investment earned rate is a key measure of investment returns and cost of crediting is a key measure of the policyholder benefits on our deferred annuities. We believe measures like net investment earned rate, cost of crediting and investment margin on deferred annuities are useful in analyzing the trends of our core business operations, profitability and pricing discipline. While we believe net investment earned rate, cost of crediting and investment margin on deferred annuities are meaningful financial metrics and enhance our understanding of the underlying profitability drivers of our business, they should not be used as a substitute for net investment income and interest sensitive contract benefits presented under GAAP.

•
Net investment earned rate is a non-GAAP measure we use to evaluate the performance of our invested assets that does not correspond to GAAP net investment income. Net investment earned rate is computed as the income from our invested assets divided by the average invested assets for the relevant period. To enhance the ability to analyze these measures across periods, interim periods are annualized. The adjustments to arrive at our net investment earned rate add alternative investment gains and losses, gains and losses related to trading securities for CLOs, net VIE impacts (revenues, expenses and noncontrolling interest) and the change in reinsurance embedded derivatives. We include the income and assets supporting our assumed reinsurance by evaluating the underlying investments of the funds withheld at interest receivables and we include the net investment income from those underlying investments which does not correspond to the GAAP presentation of reinsurance embedded derivatives. We exclude the income and assets supporting business that we have exited through ceded reinsurance including funds withheld agreements. We believe the adjustments for reinsurance provide a net investment earned rate on the assets for which we have economic exposure.

•
Cost of crediting is the interest credited to the policyholders on our fixed strategies as well as the option costs on the indexed annuity strategies. With respect to FIAs, the cost of providing index credits includes the expenses incurred to fund the annual index credits, and where applicable, minimum guaranteed interest credited. The interest credited on fixed strategies and option costs on indexed annuity strategies are divided by the average account value of our deferred annuities. Our average account values are averaged over the number of quarters in the relevant period to obtain our cost of crediting for such period. To enhance the ability to analyze these measures across periods, interim periods are annualized.

Other liability costs include DAC, DSI and VOBA amortization, rider reserves, institutional costs, the cost of liabilities on products other than deferred annuities, premiums, product charges and other revenues. Along with our cost of crediting, other liability costs give a view of the total costs of our liabilities. We believe a measure like other liability costs is useful in analyzing the trends of our core business operations and profitability. While we believe other liability costs is a meaningful financial metric and enhances our understanding of the underlying profitability drivers of our business, it should not be used as a substitute for total benefits and expenses presented under GAAP.

Operating expenses excludes integration, restructuring and other non-operating expenses, stock compensation expense, interest expense and policy acquisition expenses. We believe a measure like operating expenses is useful in analyzing the trends of our core business operations and profitability. While we believe operating expenses is a meaningful financial metric and enhances our understanding of the underlying profitability drivers of our business, it should not be used as a substitute for policy and other operating expenses presented under GAAP.

In managing our business we analyze invested assets, which does not correspond to total investments, including investments in related parties, as disclosed in our consolidated financial statements and notes thereto. Invested assets represents the investments that directly back our reserve liabilities as well as surplus assets. Invested assets is used in the computation of net investment earned rate, which allows us to analyze the profitability of our investment portfolio. Invested assets includes (a) total investments on the consolidated balance sheets with AFS securities at cost or amortized cost, excluding derivatives, (b) cash and cash equivalents and restricted cash, (c) investments in related parties, (d) accrued investment income, (e) the consolidated VIE assets, liabilities and noncontrolling interest, (f) net investment payables and receivables and (g) policy loans ceded (which offset the direct policy loans in total investments). Invested assets also excludes assets associated with funds withheld liabilities related to business exited through reinsurance agreements and derivative collateral (offsetting the related cash positions). We include the underlying investments supporting our assumed funds withheld and modco agreements in our invested assets calculation in order to match the assets with the income received. We believe the adjustments for reinsurance provide a view of the assets for which we have economic exposure. Our invested assets are averaged over the number of quarters in the relevant period to compute our net investment earned rate for such period.

Sales statistics do not correspond to revenues under GAAP, but are used as relevant measures to understand our business performance as it relates to deposits generated during a specific period of time. Our sales statistics include deposits for fixed rate annuities and FIAs and align with the LIMRA definition of all money paid into an individual annuity, including money paid into new contracts with initial purchase occurring in the specified period and existing contracts with initial purchase occurring prior to the specified period (excluding internal transfers).

Safe Harbor for Forward-Looking Statements
This press release contains, and certain oral statements made by our representatives from time to time may contain, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements are subject to risks and uncertainties that could cause actual results, events and developments to differ materially from those set forth in, or implied by, such statements. These statements are based on the beliefs and assumptions of Athene's management and the management of Athene's subsidiaries. Generally, forward-looking statements include actions, events, results, strategies and expectations and are often identifiable by use of the words “believes,” “expects,” “intends,” “anticipates,” “plans,” “seeks,” “estimates,” “projects,” “may,” “will,” “could,” “might,” or “continues” or similar expressions. Factors that could cause actual results, events and developments to differ include, without limitation:  the accuracy of our assumptions and estimates; our ability to maintain or improve financial strength ratings; our ability to manage our business in a highly regulated industry; regulatory changes or actions; the impact of our reinsurers failing to meet their assumed obligations; the impact of interest rate fluctuations; changes in the federal income tax laws and regulations; the implementation and the accuracy of our interpretation of the Tax Cuts and Jobs Act, which was enacted on December 22, 2017, and made key changes to the U.S. tax law; litigation (including class action litigation), enforcement investigations or regulatory scrutiny; the performance of third parties; the loss of key personnel; telecommunication, information technology and other operational systems failures; the continued availability of capital; new accounting rules or changes to existing accounting rules; general economic conditions; our ability to protect our intellectual property; the ability to maintain or obtain approval of the Delaware Department of Insurance, the Iowa Insurance Division and other regulatory authorities as required for our operations; and other factors discussed from time to time in Athene's filings with the SEC, including our annual report on Form 10-K for the year ended December 31, 2017, and our quarterly report on Form 10-Q for the quarterly period ended September 30, 2018, which can be found at the SEC’s website www.sec.gov.
All forward-looking statements described herein are qualified by these cautionary statements and there can be no assurance that the actual results, events or developments referenced herein will occur or be realized. We do not undertake any obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results.
Financial Statement Revisions
As will further be described in the footnotes to our financial statements to be included in our next annual report on Form 10-K, certain account balances presented herein as of or for the periods ended prior to October 1, 2018 have been adjusted for immaterial corrections identified during the year ended December 31, 2018. The corrections identified impacted a non-operating item related to the completeness and accuracy of data used to calculate a key input in the determination of the value of the host contract within our fixed indexed annuity liabilities and other unrelated immaterial errors. We assessed the materiality of these errors individually and in the aggregate, and concluded these errors are not material to the previously reported consolidated financial statements as a whole. The details of the financial statement revisions can be found in the Appendix of the fourth quarter and full year earnings presentation available at ir.athene.com.
# # #

Athene Holding Ltd.
Condensed Consolidated Balance Sheets (unaudited)

	December 31,	December 31,
(In millions)	2018	2017
Assets
Investments
Available-for-sale securities, at fair value	$59,265	$61,008
Trading securities, at fair value	1,949	2,183
Equity securities, at fair value	216	803
Mortgage loans, net of allowances	10,340	6,233
Investment funds	703	699
Policy loans	488	542
Funds withheld at interest	15,023	7,085
Derivative assets	1,043	2,551
Real estate	—	624
Short-term investments, at fair value	191	201
Other investments	122	133
Total investments	89,340	82,062
Cash and cash equivalents	2,911	4,888
Restricted cash	492	105
Investments in related parties
Available-for-sale securities, at fair value	1,437	410
Trading securities, at fair value	249	307
Equity securities, at fair value	120	—
Mortgage loans	291	—
Investment funds	2,232	1,310
Funds withheld at interest	13,577	—
Short-term investments, at fair value	—	52
Other investments	386	238
Accrued investment income	682	652
Reinsurance recoverable	5,534	5,332
Deferred acquisition costs, deferred sales inducements and value of business acquired	5,907	2,972
Other assets	1,635	969
Assets of consolidated variable interest entities
Investments
Trading securities, at fair value – related party	35	48
Equity securities, at fair value – related party	50	240
Investment funds	624	571
Cash and cash equivalents	2	4
Other assets	1	1
Total assets	$125,505	$100,161
(Continued)

Athene Holding Ltd.
Condensed Consolidated Balance Sheets (unaudited)

	December 31,	December 31,
(In millions)	2018	2017
Liabilities and Equity
Liabilities
Interest sensitive contract liabilities	$96,610	$68,099
Future policy benefits	16,704	17,557
Other policy claims and benefits	142	211
Dividends payable to policyholders	118	1,025
Long-term debt	991	—
Derivative liabilities	85	134
Payables for collateral on derivatives	969	2,323
Funds withheld liability	721	407
Other liabilities	888	1,227
Liabilities of consolidated variable interest entities	1	2
Total liabilities	117,229	90,985
Equity
Common stock	—	—
Additional paid-in capital	3,462	3,472
Retained earnings	5,286	4,255
Accumulated other comprehensive income	(472)	1,449
Total shareholders' equity	8,276	9,176
Total liabilities and equity	$125,505	$100,161
(Concluded)

Athene Holding Ltd.
Condensed Consolidated Statements of Income (unaudited)

	Three months ended December 31,		Years ended December 31,
(In millions)	2018	2017	2018	2017
Revenue
Premiums	$1,833	$1,962	$3,368	$2,465
Product charges	128	88	449	340
Net investment income	1,121	842	4,004	3,269
Investment related gains (losses)	(1,902)	957	(1,324)	2,572
OTTI investment losses
OTTI losses	(14)	(6)	(24)	(29)
OTTI losses reclassified to (from) OCI	2	(2)	6	(4)
Net OTTI losses	(12)	(8)	(18)	(33)
Other revenues	4	13	26	37
Revenues of consolidated variable interest entities
Net investment income	17	12	56	42
Investment related gains (losses)	(35)	6	(18)	35
Total revenues	1,154	3,872	6,543	8,727
Benefits and Expenses
Interest sensitive contract benefits	(825)	971	290	2,866
Amortization of DSI	(12)	21	54	63
Future policy and other policy benefits	1,994	2,118	4,187	3,200
Amortization of DAC and VOBA	(33)	93	174	344
Dividends to policyholders	5	(11)	37	118
Policy and other operating expenses	172	193	625	672
Operating expenses of consolidated variable interest entities	—	—	1	—
Total benefits and expenses	1,301	3,385	5,368	7,263
Income (loss) before income taxes	(147)	487	1,175	1,464
Income tax expense (benefit)	(43)	48	122	106
Net income (loss)	$(104)	$439	$1,053	$1,358

Non-GAAP Measure Reconciliations

The reconciliation of net income to adjusted operating income excluding notable items is as follows:

	Three months ended December 31,		Years ended December 31,
(In millions)	2018	2017	2018	2017
Net income (loss)	$(104)	$439	$1,053	$1,358
Less: Total non-operating adjustments	(344)	126	(87)	303
Adjusted operating income	240	313	1,140	1,055
Notable Items	53	(81)	31	(138)
Adjusted operating income excluding notable items	$293	$232	$1,171	$917

Retirement Services adjusted operating income	$296	$287	$1,201	$1,038
Rider reserve and DAC equity market performance	58	(55)	21	(152)
Unlocking	—	—	13	20
Proceeds from bond previously written down	—	—	—	(14)
Tax impact of notable items	(5)	4	(3)	10
Retirement Services notable items	53	(51)	31	(136)
Retirement Services adjusted operating income excluding notable items	349	236	1,232	902

Corporate and Other adjusted operating income (loss)	(56)	26	(61)	17
Germany adjusted operating loss, net of tax	—	(30)	—	(2)
Corporate and Other adjusted operating income (loss) excluding notable items	(56)	(4)	(61)	15
Adjusted operating income excluding notable items	$293	$232	$1,171	$917

The reconciliation of basic earnings per Class A common share to adjusted operating earnings per share is as follows:

	Three months ended December 31,		Years ended December 31,
	2018	2017	2018	2017
Basic earnings per share – Class A common shares	$(0.53)	$2.23	$5.34	$6.95
Non-operating adjustments
Investment gains (losses), net of offsets	(0.59)	0.30	(1.40)	1.02
Change in fair values of derivatives and embedded derivatives – FIAs, net of offsets	(1.47)	0.54	1.24	1.17
Integration, restructuring and other non-operating expenses	(0.02)	(0.18)	(0.12)	(0.35)
Stock compensation expense	(0.01)	(0.02)	(0.05)	(0.17)
Income tax (expense) benefit – non-operating	0.33	(0.01)	(0.11)	(0.13)
Less: Total non-operating adjustments	(1.76)	0.63	(0.44)	1.54
Less: Effect of items convertible to or settled in Class A common shares	—	—	(0.04)	0.02
Adjusted operating earnings per share	$1.23	$1.60	$5.82	$5.39

The reconciliation of basic weighted average Class A shares to weighted average shares outstanding – adjusted operating, is as follows:

	Three months ended December 31,		Years ended December 31,
(In millions)	2018	2017	2018	2017
Basic weighted average shares outstanding – Class A	164.2	126.0	160.5	107.7
Conversion of Class B shares to Class A shares	25.5	63.5	29.3	81.6
Conversion of Class M shares to Class A shares	5.2	6.1	5.6	6.1
Effect of other stock compensation plans	0.6	0.5	0.5	0.5
Weighted average shares outstanding – adjusted operating	195.5	196.1	195.9	195.9

The reconciliation of shareholders’ equity to adjusted shareholders’ equity included in adjusted book value per share, adjusted debt to capital ratio, adjusted ROE and adjusted operating ROE is as follows:

	December 31,
(In millions)	2018	2017
Total shareholders' equity	$8,276	$9,176
Less: AOCI	(472)	1,449
Less: Accumulated reinsurance unrealized gains and losses	(75)	161
Total adjusted shareholders' equity	$8,823	$7,566

Retirement Services	$7,807	$5,237
Corporate and Other	1,016	2,329
Total adjusted shareholders' equity	$8,823	$7,566

The reconciliation of average shareholders’ equity to average adjusted shareholders’ equity included in adjusted ROE and adjusted operating ROE is as follows:

	Three months ended December 31,		Years ended December 31,
(In millions)	2018	2017	2018	2017
Average shareholders' equity	$8,627	$8,912	$8,726	$8,029
Less: Average AOCI	(220)	1,316	489	908
Less: Average accumulated reinsurance unrealized gains and losses	(53)	163	43	112
Average adjusted shareholders' equity	$8,900	$7,433	$8,194	$7,009

Retirement Services	$7,416	$5,200	$6,522	$4,823
Corporate and Other	1,484	2,233	1,672	2,186
Average adjusted shareholders' equity	$8,900	$7,433	$8,194	$7,009

The reconciliation of net income to adjusted net income included in adjusted ROE is as follows:

	Three months ended December 31,		Years ended December 31,
(In millions)	2018	2017	2018	2017
Net income	$(104)	$439	$1,053	$1,358
Reinsurance unrealized gains and losses	44	2	236	(98)
Adjusted net income	$(60)	$441	$1,289	$1,260

The reconciliation of basic Class A shares outstanding to adjusted operating common shares outstanding is as follows:

	December 31,
(In millions)	2018	2017
Class A common shares outstanding	162.2	142.2
Conversion of Class B shares to Class A shares	25.4	47.4
Conversion of Class M shares to Class A shares	4.9	6.4
Effect of other stock compensation plans	1.0	0.9
Adjusted operating common shares outstanding	193.5	196.9

The reconciliation of book value per share to adjusted book value per share is as follows:

	December 31,
	2018	2017
Book value per share	$42.45	$46.60
AOCI	2.42	(7.36)
Accumulated reinsurance unrealized gains and losses	0.39	(0.82)
Effect of items convertible to or settled in Class A common shares	0.33	0.01
Adjusted book value per share	$45.59	$38.43

The reconciliation of debt to capital ratio to adjusted debt to capital ratio is as follows:

	December 31,
	2018	2017
Total debt	$991	$—
Total shareholders' equity	8,276	9,176
Total capitalization	9,267	9,176
Less: AOCI	(472)	1,449
Less: Accumulated reinsurance unrealized gains and losses	(75)	161
Total adjusted capitalization	$9,814	$7,566

Debt to capital ratio	10.7%	—%
AOCI	(0.5)%	—%
Accumulated reinsurance unrealized gains and losses	(0.1)%	—%
Adjusted debt to capital ratio	10.1%	—%

The reconciliation of net investment income to net investment earnings and earned rate is as follows:

	Three months ended December 31,				Years ended December 31,
	2018		2017		2018		2017
(In millions)	Dollar	Rate	Dollar	Rate	Dollar	Rate	Dollar	Rate
GAAP net investment income	$1,121	4.10%	$842	4.18%	$4,004	4.30%	$3,269	4.27%
Reinsurance embedded derivative impacts	132	0.48%	54	0.27%	301	0.32%	191	0.25%
Net VIE earnings	(18)	(0.07)%	18	0.09%	37	0.04%	77	0.10%
Alternative income gain (loss)	(20)	(0.07)%	(9)	(0.04)%	(34)	(0.04)%	(20)	(0.03)%
Held for trading amortization	(11)	(0.04)%	(44)	(0.22)%	(76)	(0.08)%	(94)	(0.12)%
Total adjustments to arrive at net investment earnings/earned rate	83	0.30%	19	0.10%	228	0.24%	154	0.20%
Total net investment earnings/earned rate	$1,204	4.40%	$861	4.28%	$4,232	4.54%	$3,423	4.47%

Retirement Services	$1,231	4.57%	$829	4.57%	$4,188	4.60%	$3,241	4.70%
Corporate and Other	(27)	(7.57)%	32	1.61%	44	1.99%	182	2.42%
Total net investment earnings/earned rate	$1,204	4.40%	$861	4.28%	$4,232	4.54%	$3,423	4.47%

Retirement Services average invested assets	$107,939		$72,587		$90,995		$69,014
Corporate and Other average invested assets	1,484		7,964		2,182		7,541
Average invested assets	$109,423		$80,551		$93,177		$76,555

The reconciliation of interest sensitive contract benefits to Retirement Services' cost of crediting on deferred annuities, and the respective rates, is as follows:

	Three months ended December 31,				Years ended December 31,
	2018		2017		2018		2017
(In millions)	Dollar	Rate	Dollar	Rate	Dollar	Rate	Dollar	Rate
GAAP interest sensitive contract benefits	$(825)	(3.71)%	$971	6.69%	$290	0.40%	$2,866	5.06%
Interest credited other than deferred annuities	(38)	(0.17)%	(35)	(0.24)%	(163)	(0.22)%	(125)	(0.22)%
FIA option costs	275	1.24%	159	1.09%	886	1.20%	607	1.07%
Product charges (strategy fees)	(28)	(0.12)%	(20)	(0.14)%	(98)	(0.13)%	(73)	(0.13)%
Reinsurance embedded derivative impacts	14	0.05%	10	0.07%	49	0.07%	37	0.07%
Change in fair values of embedded derivatives – FIAs	1,039	4.68%	(810)	(5.58)%	436	0.59%	(2,252)	(3.98)%
Negative VOBA amortization	9	0.04%	10	0.07%	31	0.04%	40	0.07%
Unit linked change in reserve	—	—%	(12)	(0.08)%	—	—%	(29)	(0.05)%
Other changes in interest sensitive contract liabilities	(3)	(0.01)%	(2)	(0.01)%	—	—%	(5)	(0.01)%
Total adjustments to arrive at cost of crediting on deferred annuities	1,268	5.71%	(700)	(4.82)%	1,141	1.55%	(1,800)	(3.18)%
Retirement Services cost of crediting on deferred annuities	$443	2.00%	$271	1.87%	$1,431	1.95%	$1,066	1.88%

Average account value on deferred annuities	$88,874		$58,033		$73,567		$56,589

The reconciliation of benefits and expenses to other liability costs is as follows:

	Three months ended December 31,		Years ended December 31,
	2018	2017	2018	2017
GAAP benefits and expenses	$1,301	$3,385	$5,368	$7,263
Premiums	(1,833)	(1,962)	(3,368)	(2,465)
Product charges	(128)	(88)	(449)	(340)
Other revenues	(4)	(13)	(26)	(37)
Cost of crediting	(154)	(102)	(496)	(423)
Change in fair value of embedded derivatives - FIA, net of offsets	1,266	(873)	327	(2,404)
DAC, DSI and VOBA amortization related to investment gains and losses	36	(14)	110	(65)
Rider reserves	8	(7)	16	(16)
Policy and other operating expenses, excluding policy acquisition expenses	(102)	(130)	(394)	(435)
VIE operating expenses	—	—	(1)	—
AmerUs closed block fair value liability	14	(19)	112	(68)
Policyholder dividends	—	(24)	—	(84)
Other	1	(12)	10	(30)
Total adjustments to arrive at other liability costs	(896)	(3,244)	(4,159)	(6,367)
Other liability costs	$405	$141	$1,209	$896

Retirement Services	$405	$177	$1,209	$839
Corporate and Other	—	(36)	—	57
Consolidated other liability costs	$405	$141	$1,209	$896

The reconciliation of policy and other expenses to operating expenses is as follows:

	Three months ended December 31,		Years ended December 31,
	2018	2017	2018	2017
Policy and other operating expenses	$172	$193	$625	$672
Interest expense	(13)	(6)	(57)	(16)
Policy acquisition expenses, net of deferrals	(70)	(63)	(232)	(237)
Integration, restructuring and other non-operating expenses	(4)	(34)	(22)	(68)
Stock compensation expenses	(3)	(3)	(11)	(33)
Total adjustments to arrive at operating expenses	(90)	(106)	(322)	(354)
Operating expenses	$82	$87	$303	$318

Retirement Services	$65	$55	$242	$212
Corporate and Other	17	32	61	106
Consolidated operating expenses	$82	$87	$303	$318

The reconciliation of total investments, including related parties, to invested assets is as follows:

	December 31,
(In millions)	2018	2017
Total investments, including related parties	$107,632	$84,379
Derivative assets	(1,043)	(2,551)
Cash and cash equivalents (including restricted cash)	3,403	4,993
Accrued investment income	682	652
Payables for collateral on derivatives	(969)	(2,323)
Reinsurance funds withheld and modified coinsurance	223	(579)
VIE and VOE assets, liabilities and noncontrolling interest	718	862
Unrealized (gains) losses	808	(2,794)
Ceded policy loans	(281)	(308)
Net investment receivables (payables)	(139)	(33)
Total adjustments to arrive at invested assets	3,402	(2,081)
Total invested assets	$111,034	$82,298